[LIMITED BRANDS LOGO]

STOCK OPTION AWARD AGREEMENT

This Stock Option Agreement is entered into by and between Limited Brands, Inc. (the “Company”) and the associate of the Company whose name appears below (the “Associate”) in order to set forth the terms and conditions of Options granted to the Associate under the Limited Brands, Inc. 1993 Stock Option and Performance Incentive Plan (2003 Restatement) (the “Plan”).

Associate’s Name:	Dr. Leonard A. Schlesinger

Business Unit:	Limited Support Group

Social Security Number:

Address:	3900 Kitzmiller Road
New Albany, OH United States 43054

					Vesting Schedule
Option Type	Date of Grant	Expiration Date	Number of Shares	Option Price	Date	Shares

Non-Qualified (NQ)	4/28/2005	4/28/2015	125,000	$ 21.88	4/28/06	31,250
					4/28/07	31,250
					4/28/08	31,250
					4/28/09	31,250

Subject to the attached Terms and Conditions and the terms of the Plan, which are incorporated herein by reference, the Company hereby grants to the Associate Options to purchase shares of Common Stock of the Company, as outlined above.

The Company and the Associate have executed this Agreement as of the Date of Grant set forth above.

	LIMITED BRANDS, INC.	ASSOCIATE:

By:

	Leslie H. Wexner, Chairman	Dr. Leonard A. Schlesinger

PLEASE RETURN ONE SIGNED COPY OF THIS AGREEMENT TO
PAM WILSON, LIMITED BRANDS, THREE LIMITED PARKWAY, COLUMBUS, OH 43230 614.415.7049